                                                                     Exhibit 5.1



                            COLE NATIONAL CORPORATION
                             5915 LANDERBROOK DRIVE
                              CLEVELAND, OHIO 44124


                                  May 23, 2003

          Re: 1998 Equity and Performance Incentive Plan (Amended and Restated June 10, 1999) (the "Performance Plan") and the 1999 Broad-Based Employee Stock Plan (Amended and Restated February 28, 2001) (the "Broad-Based Plan")
               ----------------------------------------------------------------

Ladies and Gentlemen:

                  I am furnishing this opinion as the General Counsel of Cole National Corporation, a Delaware corporation (the "Company"), in connection with the registration of shares of the Company's common stock, par value $.001 per share (the "Common Stock") issuable pursuant to the Performance Plan and the Broad-Based Plan. I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon, I am of the opinion that:

                  (a) The Common Stock to be issued or transferred and sold pursuant to the Performance Plan and grants made under the Broad-Based Plan, when issued and sold in accordance with the applicable plan and related option agreements and restricted stock unit agreements, will be duly authorized, validly issued, fully paid and nonassessable.

                  (b) When issued in accordance with the terms of the Rights Agreement, dated November 22, 1999, between the Company and National City Bank, as Rights agent, the preferred share performance rights (the "Rights") associated with the Common Stock issuable pursuant to the Performance Plan and the Broad-Based Plan will be validly issued.

                  The opinion set forth in paragraph (b) is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration under the Securities Act of 1933 of the shares of Common Stock to be issued pursuant to the Performance Plan and the Broad-Based Plan.

                               Very truly yours,

                               /s/ Leslie D. Dunn
                                  Senior Vice President - Business Development, General Counsel and Secretary